Exhibit 99.1

OrthoPediatrics Corp. Announces Acquisition of ApiFix Ltd. with FDA-Approved Non-Fusion Scoliosis Technology

Expands portfolio of spinal deformity systems with unique, less invasive, non-fusion surgical solution for progressive adolescent idiopathic scoliosis

Company to host a conference call tomorrow April 2 at 8:30am ET

WARSAW, Indiana, April 1, 2020 — OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq:KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, is pleased to announce that it has acquired ApiFix Ltd. (“ApiFix”), including its minimally invasive deformity correction (MID-C) system for non-fusion treatment of progressive adolescent idiopathic scoliosis (AIS), for 934,768 shares of OrthoPediatrics common stock and $2 million in cash paid at closing, plus milestone payments and an earnout over a period of four years.

ApiFix Ltd. is an Israel and Boston, MA based medical device company with a less invasive spinal deformity correction system for non-fusion treatment of progressive AIS. Together with vertebral body tethering, it is one of only two non-fusion technologies approved by the U.S. Food and Drug Administration under its Humanitarian Device Exemption provision. The MID-C system is approved for use in adolescent patients with Lenke type 1 and Lenke type 5 curves of 40° to 60° and acts as an internal brace implanted unilaterally on the concave aspect of the curvature. It becomes OrthoPediatrics’ 35th surgical system. When compared to both traditional spinal fusion and tethering procedures, the benefits of the MID-C system include measurable reductions in surgery time, blood loss, hospitalization, recovery time, complications, and revision rates. Most significantly, the system avoids permanently limiting range of motion in these young patients with its motion-preserving capabilities and is removable.

Mark Throdahl, President and Chief Executive Officer of OrthoPediatrics, commented, “We believe that ApiFix fills a major treatment gap that could potentially allow patients to avoid fusion surgery. We estimate that non-fusion procedures will grow significantly as patients, their families, and surgeons recognize non-fusion’s benefits. With an 8-year clinical history of more than 370 patients outside the US, the ApiFix system has a number of advantages over vertebral body tethering. It is significantly less complex and risky, does not imply the need for a thoracic or general surgeon, and has fewer complications. The acquisition of this novel technology keeps OrthoPediatrics at the forefront of pediatric orthopedic care with a viable alternative to failed bracing and spinal fusion for the treatment of progressive scoliosis. We are also pleased to announce a major acquisition at this time which significantly enhances our long-term strategic position.”

Paul Mraz, Chief Executive Officer of ApiFix, added, “We are excited with the opportunity to grow our business with the leader in the global pediatric community. The recent FDA approval of the MID-C system provides notable treatment advancements for young patients who would benefit from an alternative solution that fills the gap between non-operative therapies and irreversible spinal fusion. ApiFix’s MID-C technology is a posterior dynamic deformity correction system that enables surgeons to perform a unique treatment providing permanent curve correction while retaining spine flexibility, all via a less invasive surgical procedure. We look forward to OrthoPediatrics’ ability to increase awareness and utilization of a system that is poised to disrupt the continuum of care for scoliosis treatment in pediatric patients.”

ApiFix‘s unique technology is supported by strong intellectual property protection, including 46 US and International patents granted and 25 patent applications. The company is led by Paul Mraz, a Boston-based executive with nearly 30 years of spine and orthopedic medical device experience. Mr. Mraz and the entire ApiFix team have joined OrthoPediatrics post-acquisition.

Stifel Nicolaus & Company, Incorporated acted as financial advisor to OrthoPediatrics’ Board of Directors. Dentons Bingham Greenebaum LLP served as legal counsel to OrthoPediatrics on the transaction. Shibolet & Co. Law Firm and Wyrick Robbins served as legal counsels to ApiFix.

Conference Call and Webcast Information

OrthoPediatrics will hold a conference call and webcast tomorrow, April 2, 2020 at 8:30 a.m. ET to discuss the acquisition, followed by a question and answer session. To listen to the live conference call, please dial (855) 289-4603 for domestic callers and (614) 999-9389 for international callers. The conference ID number is 5498521. A live webcast of the conference call will be available online from the investor relations page of the OrthoPediatrics’ corporate website at www.orthopediatrics.com.

A replay of the webcast will remain available on OrthoPediatrics’ website, www.orthopediatrics.com. In addition, a telephonic replay of the call will be available until April 9, 2020. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use the replay conference ID number 5498521.

About ApiFix Ltd.

Founded in 2011, ApiFix Ltd. is a privately held medical device company based in Misgav, ISRAEL and Boston, Massachusetts, USA and is a portfolio company of The Trendlines Group Ltd. (SGX: 42T; OTCQX: TRNLY). ApiFix is a leading motion-preservation scoliosis correction company developing a unique platform technology that represents a disruptive approach to spine deformity treatment. ApiFix’s Minimally Invasive Deformity Correction (MID-C) system has FDA and CE Mark approvals and is now available in the USA, Canada, Europe, Israel and Singapore. More information is available at www.apifix.com.

About OrthoPediatrics Corp.

Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 35 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 5, 2020, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Investor Contacts

The Ruth Group

Tram Bui / Emma Poalillo

(646) 536-7035 / 7024

tbui@theruthgroup.com / epoalillo@theruthgroup.com